Exhibit 10.3

LETTER AGREEMENT

Dated [●], 2024

This letter agreement (this “Letter Agreement”) is entered into by and among Drugs Made In America Acquisition Corp., a Cayman Islands exempted company (the “Company”), Drugs Made In America Acquisition LLC, a Delaware limited liability company (the “Sponsor”), and each other undersigned person (each such other undersigned person, an “Insider” and collectively, the “Insiders”). Reference is made to that certain underwriting agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between the Company and Craft Capital Management LLC and EF Hutton LLC, as underwriters (the “Underwriters”), relating to an underwritten initial public offering (the “Public Offering”), of up to 57,500,000 of the Company’s units (including up to 7,500,000 units that may be purchased to cover the Underwriters’ option to purchase additional units, if any) (the “Units”), each comprised of one ordinary share of the Company, par value $0.0001 per share (“Ordinary Share”), and one right to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination (each whole right, a “Right”). The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 12 hereof.

In order to induce the Company and the Underwriters to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and the Insiders each hereby agrees, severally but not jointly, with the Company as follows:

1. The Sponsor and each Insider agrees that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares (as defined below) owned by it, him or her in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval.

2. The Sponsor and each Insider hereby agrees that in the event that the Company fails to consummate a Business Combination within 15 months from the closing of the Public Offering (subject to extension as provided in Section [__] of the Company’s second amended and restated memorandum and articles of association (as may be amended and/or restated from time to time, the “Articles”)) (the time period the Company has to complete a Business Combination, as it may be extended, the “completion window”), or such later period approved by the Company’s shareholders in accordance with the Articles, the Sponsor and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsor and each Insider agrees to not propose any amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within the completion window) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares held by it. The Sponsor and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to approve an amendment to the Articles (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company has not consummated its initial Business Combination within the completion window) or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsor and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within the completion window).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Underwriters, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any Units, Ordinary Shares or Rights or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, Ordinary Shares or Rights or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that the Company may (1) issue and sell the Private Placement Units, (2) issue and sell the additional Units to cover the Underwriters’ over-allotment option, (3) register with the Commission pursuant to a certain registration rights agreement to be entered into by and among the Company and certain holders party thereto and (4) issue securities in connection with the Company’s initial Business Combination; provided, further, that the foregoing does not apply to the forfeiture by the Sponsor of any Founder Shares pursuant to their terms or any Transfer of Founder Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such Transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such Transfer, any related Section 16 filing includes a practical explanation as to the nature of the Transfer).

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third-party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies the Company in writing that it shall undertake such defense.

5. (a) To the extent that the Underwriters do not exercise their option to purchase up to an additional 7,500,000 Units within 45 days from the date of the Prospectus (and as further described in the Prospectus), the Sponsor agrees that it shall forfeit, at no cost: a number of Founder Shares in the aggregate equal to 2,916,667 multiplied by a fraction, (i) the numerator of which is 7,500,000 minus the number of Units purchased by the Underwriters upon the exercise of their option to purchase additional Units and (ii) the denominator of which is 7,500,000. All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as a contribution of such Founder Shares, as applicable, to the Company’s capital as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the option to purchase additional Units is not exercised in full by the Underwriters so that the number of Founder Shares will equal an aggregate of 28.0%, respectively, of the Company’s issued and outstanding Shares immediately after the Public Offering (not including the Private Placement Units and assuming the Sponsor does not purchase Units in the Public Offering). The Initial Shareholders further agree that to the extent that the size of the Public Offering is increased or decreased, the Company will effect a share dividend or share contribution back to capital or other appropriate mechanism, as applicable, immediately prior to the consummation of the Public Offering in such amount as to maintain the number of Founder Shares at 28.0% of the Company’s issued and outstanding Shares upon the consummation of the Public Offering (not including the Private Placement Units). In connection with such increase or decrease in the size of the Public Offering, then (A) the references to 7,500,000 in the numerator and denominator of the formula in the first sentence of this paragraph shall be changed to a number equal to 15.0% of the Units issued in the Public Offering and (B) the reference to 2,916,667 in the formula set forth in the first sentence of this paragraph shall be adjusted to, respectively, the total number of Founder Shares that the Sponsor would have to return to the Company in order for the number of Founder Shares that the Sponsor owns (together with the Insiders) to equal an aggregate of 28.0% of the Company’s issued and outstanding Shares after the Public Offering (not including the Private Placement Units and assuming the Sponsor (and the Insiders) does not purchase Units in the Public Offering).

6. The Sponsor and each Insider hereby agrees and acknowledges that: (i) the Underwriters and the Company would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a) and 7(b) of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach, and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a) The Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares until the earlier of (A) ninety (90) days after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property or (y) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and other similar transactions) for any 20 trading days within any 30-trading day period after the Company’s initial Business Combination (the “Founder Shares Lock-Up Period”).

(b) The Sponsor agrees that it shall not Transfer any Private Placement Units (and underlying securities) until thirty (30) days after the completion of a Business Combination (the “Private Placement Units Lock-Up Period,” collectively with the Founder Shares Lock-Up Period, the “Lock-Up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), Transfers of the Founder Shares and Private Placement Units (and underlying securities) that are held by the Sponsor or any Insider or any of their permitted transferees (that have complied with this paragraph 7(c)), are permitted (a) to the Company’s directors or officers, any affiliates or family members of any of the Company’s directors or officers, any members of the Sponsor, or any affiliates of the Sponsor, (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or Transfers made in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased; (f) in the event of the Company’s liquidation prior to the Company’s completion of an initial Business Combination; (g) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement, as amended, upon dissolution of the Sponsor; (h) in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the Company’s completion of an initial Business Combination; or (i) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (h) above; provided, however, that in the case of clauses (a) through (e) and (i), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the Transfer restrictions and other applicable restrictions in this Letter Agreement.

8. The Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company, if any (including any such information included in the Prospectus), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background. The Sponsor and each Insider’s questionnaire furnished to the Company, if any, is true and accurate in all material respects. The Sponsor and each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in, or as expressly contemplated by, the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, nor any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement or monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or a director on the board of directors of the Company and hereby consents to being named in the Prospectus as an officer and/or a director of the Company.

11. As used herein:

“Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination, involving the Company and one or more businesses;

“Founder Shares” shall mean the 22,361,111 Ordinary Shares that are issued and outstanding immediately prior to the consummation of the Public Offering;

“Initial Shareholders” shall mean the Sponsor and any Insider that holds Founder Shares;

“Private Placement Units” shall mean (a) 450,000 units (or up to 487,500 units depending on the extent to which the Underwriters’ over-allotment option is exercised pursuant to the Underwriting Agreement), each Private Placement Unit comprised of one Ordinary Share and one right to receive one-tenth (1/10) of an ordinary share upon the consummation of an initial business combination, that the Sponsor has agreed to purchase for an aggregate purchase price of $4,500,000 in the aggregate (or up to $4,875,000 depending on the extent to which the Underwriters’ over-allotment option is exercised pursuant to the Underwriting Agreement), or $10.00 per Private Placement Unit, in a private placement that shall occur substantially concurrently with the consummation of the Public Offering, and (b) up to an additional 150,000 Private Placement Units issuable to the Sponsor or an affiliate of the Sponsor at a price of $10.00 per Private Placement Unit upon conversion of up to $1,500,000 of loans made to the Company.

“Public Shareholders” shall mean the holders of securities issued in the Public Offering;

“Shares” shall mean the Ordinary Shares, including the Founder Shares;

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that Transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b) herein; and

“Trust Account” shall mean the trust account into which the net proceeds of the Public Offering and the sale of the Private Placement Units shall be deposited for the benefit of the Public Shareholders.

12. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment modification or waiver and (2) the Sponsor.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to Transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

17. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

18. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-Up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed within thirty (30) days from the effective date of the Company’s registration statement filed in connection with the Public Offering; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

19. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

Sincerely,

DRUGS MADE IN AMERICA ACQUISITION LLC

By:
Name:
Title:

Acknowledged and Agreed:

DRUGS MADE IN AMERICA ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

Lynn Stockwell
Chief Executive Officer and Executive Chair of the Board

Glenn Worman
Chief Financial Officer

Catherine Do
Director

G. Sridhar Prasad
Director

Myron W. Shulgan
Director

[Signature Page to Letter Agreement]